                                                EXHIBIT 3(II).1


                              BOARD OF DIRECTORS OF
                                 LSB CORPORATION
                                JANUARY 27, 2005


RESOLVED:         That Section 4 of Article III of the Corporation's By-Laws be
                  amended by deleting the current text in its entirety and replacing it with the following:

                        SECTION 4. Qualification. Each Director shall have such
                  qualifications as are required by applicable law. Unless waived by a vote of the Board of Directors, no individual may serve as a Director if he had reached the age of seventy-five
                  (75) years at the time of election.


                                      -5-